                                                                       EXHIBIT 4

        MEMORANDUM OF AGREEMENT made as of the 16th day of June, 1997.


B E T W E E N:

                   SHAHROKH SEDAGHAT,
                   of the City of Los Angeles,
                   in the State of California,

                   (hereinafter called the "Executive"),

                                                              OF THE FIRST PART,
                   - and -

                   CCL INDUSTRIES INC.,
                   a corporation continued under the
                   laws of Canada,

                   (hereinafter called "CCL")

                                                             OF THE SECOND PART,

                   - and -


                   SEDA SPECIALTY PACKAGING CORP.,
                   a corporation reincorporated under the
                   laws of Delaware,

                   (hereinafter called the "Corporation")

                                                              OF THE THIRD PART.


      WHEREAS:

1. The Executive is the Chairman, President and Chief Executive Officer of the Corporation.

2. Pursuant to an Agreement and Plan of Merger and Reorganization dated the date hereof, Seawolf Acquisition Corporation, a wholly-owned indirect subsidiary of CCL ("Seawolf"), has agreed to make, and CCL has agreed to cause Seawolf to make, as soon as reasonably practicable but on or before June 23, 1997, a tender offer in accordance with applicable laws in the United States of America (the "Offer") for all of the outstanding shares of common stock (the "Common Shares") of the Corporation and thereafter on successful completion of the Offer, Seawolf will merge with and into the Corporation (the "Merger"), with the Corporation being the corporation surviving the Merger.

3. Pursuant to a Lock-Up Agreement (the "Lock-Up Agreement") dated June 16th, 1997 with CCL and Seawolf, the Executive, amongst others, has agreed, subject to certain conditions, to tender 535,620 Common Shares into the Offer, vote his 517,713 remaining common shares (the "Remaining Shares") in favour of the Merger and accept on the Merger for Remaining Shares the consideration described in the Lock-Up Agreement, and has granted Seawolf the option to acquire, in the circumstances specified in the Lock-Up Agreement, the Remaining Shares for the consideration specified therein.

4. The value of the consideration paid or payable by Seawolf to the Executive for the Common Shares of the Corporation to be acquired by Seawolf and the Corporation pursuant to the Offer, the Option and the Merger will be at least $27.67 million.

5. Under the Executive's control, direction, guidance and supervision the Corporation has carried on the businesses of developing, manufacturing and marketing specialty plastic packaging products to the personal care and cosmetics, food and beverage, household and industrial chemical, and pharmaceutical industries (the "Business") and has sold such products throughout the United States and in Canada and Mexico from plants located in California and New York.

6. The Executive, in the course of carrying out his responsibilities to the Corporation in the past and hereafter, has had and will continue to have fiduciary responsibilities to the Corporation and has had and will continue to have access to and has been and will continue to be entrusted with the confidential and proprietary information and trade secrets of the Corporation including, without limitation, information not previously disclosed to the public regarding the names, addresses, terms of contracts and other arrangements with customers, suppliers, agents and employees of the Corporation; revenues, expenses, costs, mark-ups, profit margins and other financial and budgeting information; marketing and distribution plans and practices; manufacturing processes, formulae, methods and facilities; research and development; manuals; confidential reports; business plans, opportunities and projects; product information including information entrusted to the Corporation by its customers in confidence; and other information not generally known regarding the business, affairs and plans of the Corporation (herein "Confidential Information"), the unauthorized use or disclosure of which would be detrimental to the Corporation and the Business and would reasonably be anticipated to materially impair the value of the Corporation and the Business.

7. The Executive has been and will be the principal representative of the Corporation to customers and suppliers of the Business and has been and will be responsible for maintaining those relations and the Corporation's goodwill and has been and will be primarily responsible for the Corporation's business success and profitability.

8. The right to maintain the Confidential Information and to preserve the Corporation's goodwill constitute proprietary rights that the Corporation is entitled to protect; failure to do so would result in irreparable harm to the Corporation which could not be compensated for by monetary damages alone.

9. The entering into of this Agreement by the Executive is a fundamental and material inducement to Seawolf making the Offer and completing the Merger and to CCL in causing Seawolf to make the Offer.

10. The Executive and the Corporation wish to record the terms upon which the Executive will continue to be employed by the Corporation.

11. CCL has agreed to be party to this Agreement for the purpose of granting stock options to the Executive pursuant to section 3.5 of this Agreement and purchasing or causing to be purchased key-man insurance pursuant to section 1.5.

      NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the payments and inducements provided by the Corporation to the Executive and for other good and valuable consideration it is hereby agreed as follows:

1.0   EMPLOYMENT

1.1 POSITION - The Executive shall hold the position of President of the Corporation, and shall carry out such duties and functions, on behalf of the Corporation and its subsidiaries and affiliates, as from time to time are vested in him by the by-laws of the Corporation or assigned to him by the Board of Directors of the Corporation (the "Board") consistent with the Executive's prior responsibilities (but recognizing that the Corporation will upon completion of the Merger cease to be a "public company") and consistent with the position of President, including, without limiting the generality of the foregoing, supervising the day to day business and affairs of the Corporation and its subsidiaries and affiliates. The Board shall, with due consultation with the Executive, develop an annual business plan, and once adopted by the Board, the plan shall be implemented by the Executive. Any material change in such plan or the implementation thereof shall require the approval of the Board. The Executive shall generally report to Rami Younes, President of the Container Division of CCL and shall also report to and be under the control and direction of the Board. The Executive shall be located in and report from Los Angeles and shall not be required to relocate from Los Angeles without his consent. The Executive acknowledges that it is contemplated that the business carried on by CCL and its subsidiaries and affiliates will be reorganized at an appropriate time during the Term to create the CCL Specialty Packaging group and upon such reorganization the Executive will have the responsibility for the day-to-day operations of the plastic packaging division of CCL Specialty Packaging group, reporting to the head of the CCL Specialty Packaging group on the terms set out in this Agreement.

1.2 TIME TO BE DEVOTED - The Executive shall devote his full working time and attention to carrying out his duties and responsibilities hereunder and shall report to and be subject to the control and direction of the Board.

1.3 EMPLOYMENT OBLIGATIONS - During the continuance of his employment hereunder, the Executive shall well and faithfully serve the Corporation and its subsidiaries and affiliates (including, without limiting the generality of the foregoing, by submitting to the Corporation all reports and other communications whenever the same may be reasonably required by the Board) and shall use his best efforts to promote the interests of the Corporation and its subsidiaries and affiliates.

1.4 ACTIVE EMPLOYMENT - For the purposes hereof, "Active Employment" means the employment of the Executive by the Corporation hereunder prior to the giving of any notice of termination pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d).

1.5 KEY-MAN INSURANCE - CCL, or any affiliate thereof, other than the Corporation, shall have the right to obtain for its benefit such amount of life insurance on the life of the Executive as CCL, or such affiliate, may in its sole discretion determine, and the Executive shall, if requested by the Board, make all reasonable efforts to assist CCL, or such affiliate, to obtain such insurance, including submitting to a medical examination of the kind typically required in similar circumstances.

2.0   TERM AND TERMINATION

2.1 TERM - This Agreement, and the employment of the Executive by the Corporation hereunder, shall commence on the day on which the Offer is completed in accordance with the terms thereof and shall continue in full force and effect for a term of three (3) years (the "Term"), unless terminated in accordance with section 2.2. Until the commencement of the Term, the employment of the Executive by the Corporation shall continue in accordance with the terms of his existing employment agreement with the Corporation, which terms are summarized in Schedule A hereto. If the Executive meets the conditions for earning the bonus or benefits provided for in his existing employment agreement, the Executive shall be entitled to a pro-rated portion of such bonus or benefits, based on the portion of the fiscal year ending December 31, 1997 in respect of which the Executive was employed pursuant to his existing employment agreement. With respect to that portion of the 1997 fiscal year ending December 31, 1997 in respect of which the Executive is employed pursuant to this Agreement, the Executive shall be entitled to a pro-rated portion of the performance bonus provided for in section 3.4 hereof. Any bonus or benefits accrued and payable pursuant to the foregoing shall be payable within 60 days of the applicable year-end. The parties agree that they shall, not less than six (6) months prior to the end of the Term, enter into good faith negotiations with respect to the continued employment of the Executive by the Corporation, provided that the Executive shall have no obligation to accept any offer of employment by the Corporation.

2.2 TERMINATION BY THE CORPORATION OR THE EXECUTIVE - During the Term of this Agreement, the employment of the Executive may be terminated in the following manner:

     (a) by the Corporation, at any time, including during any Notice Period (as hereinafter defined), by notice in writing from the Corporation to the Executive for cause, which, for the purposes of this Agreement, shall be deemed to occur upon (A) the willful failure by the Executive to substantially perform his duties with the Corporation, other than any such failure resulting from Disability (as hereafter defined) or as a result of the termination of the employment of the Executive pursuant to subsection 2.2(d), or (B) the willful engaging by the Executive in gross misconduct materially injurious to the Corporation or the commission of a criminal act which is materially injurious to the Corporation or materially affects the Executive's ability to perform his duties under this Agreement. For the purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Executive a copy of a notice from the Chairman of the Board after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Chairman, finding that in the good faith opinion of such executive the Executive was guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail;

     (b) by the Corporation, at any time, other than pursuant to subsection 2.2(a) or subsection 2.2(c), by prior written notice equal to the period of time commencing on the date notice of termination of employment is given, and ending the last day of the Term, less the number of weeks of termination pay to which the Executive shall be entitled pursuant to any applicable employment legislation as at the effective date of termination (the "Notice Period");

     (c) by the Corporation, if the Executive shall by reason of illness or mental or physical disability or incapacity ("Disability") fail for any six (6) consecutive calendar months, or nine (9) months in aggregate (and not necessarily consecutive) in any two (2) year period, to perform his duties hereunder; or

     (d) by the Executive, for "Good Reason", which shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are corrected in all material respects within 30 days following written notification by the Executive to the Corporation that he intends to terminate his employment hereunder for one of the reasons set forth below:

          (i) any material alteration, reduction or diminution in the duties, responsibilities and status of the Executive's position as described in section 1.1 having regard to the recognitions and acknowledgments of the Executive contained therein;

          (ii) the Corporation's requiring the Executive to be based anywhere other than at the Corporation's headquarters, or anywhere outside of Los Angeles County, California;

          (iii) a material breach by the Corporation of any provision of this Agreement; or

          (iv)      the occurrence of a "Change of Control";

A "Change of Control" shall have occurred if, and only if, (w) a person, or persons acting jointly and in concert pursuant to an agreement among them, (other than one or more members of Gordon S. Lang's family), holds more than 50% of the voting shares of CCL and, as a result, holds the right to elect a majority of the members of the Board of Directors of CCL or (x) any merger or consolidation of the Corporation with, or sale of all or substantially all of the Corporation's assets or business to, another person (other than CCL or any affiliate of CCL) or any similar transaction or combination of the foregoing which would have substantially the same effect as any of the foregoing; or (y) there is a sale of ownership of fifty percent (50%) or more of the voting securities of the Corporation to another person, other than to CCL or an affiliate thereof. If a Change of Control occurs the Executive shall have the right, exercisable no earlier than three (3) months, but no later than four (4) months, following a Change of Control, to give notice pursuant to subsection 2.2(d), and for a period of one (1) month after the giving of such notice the Executive shall use his reasonable best efforts to assist the Corporation in making an orderly transition to new management, whereupon his Active Employment shall cease and the provisions of section 2.4 shall apply.

2.3 EFFECT OF TERMINATION FOR CAUSE PURSUANT TO SUBSECTION 2.2 (A) OR UPON RESIGNATION NOT FOR GOOD REASON - Upon any notice being given pursuant to subsection 2.2(a) or upon the resignation of the Executive otherwise than for Good Reason, subject to section 8.4, this Agreement and the employment of the Executive hereunder shall be wholly terminated, and the Executive, his heirs and representatives, shall have no claim against the Corporation for damages or otherwise except in respect of payment of the remuneration provided for in section 3.1 to the effective date of such termination or resignation.

2.4 EFFECT OF TERMINATION PURSUANT TO SUBSECTION 2.2(B) OR SUBSECTION 2.2(D) - Upon any notice being given pursuant to subsection 2.2(b) or subsection 2.2(d), but subject to the provisions thereof including clause 2.2(d)(iv), effective as of the commencement of the Notice Period, the Executive shall be relieved from Active Employment, and this Agreement shall not be subject to renewal or extension, and this Agreement shall, subject to section 8.4, expire at the end of the Notice Period, whereupon the employment of the Executive hereunder shall be wholly at an end, and the Executive, his heirs and representatives, shall have no claim against the Corporation for damages or otherwise, except in respect of:

     (a) payment of the Termination Salary and Termination Bonuses (as defined in section 4.1) pursuant to section 4.1;

     (b) entitlement to the Termination Benefits (as defined in section 4.2) pursuant to section 4.2;

     (c) entitlement to the Incentive Options (as defined in subsection 3.5(b)), if earned pursuant to subsection 3.5(b), in respect only of the fiscal year in which notice of termination is given; and

     (d) payment of any lump sum payment required to be made by the Corporation to the Executive at the end of the Notice Period pursuant to any applicable employment legislation.

2.5 EFFECT OF TERMINATION PURSUANT TO SUBSECTION 2.2(C) - Upon any notice being given pursuant to subsection 2.2(c), effective as of the commencement of the Notice Period, the Executive shall be relieved from Active Employment, and this Agreement shall not be subject to any renewal or extension, but shall, subject to section 8.4, expire at the end of the Notice Period, whereupon the employment of the Executive hereunder shall be wholly at an end, and the Executive, his heirs and representatives shall have no claim against the Corporation for damages or otherwise, except in respect of:

     (a) payment of the Termination Salary, subject to the deductions provided for in section 2.7;

     (b) entitlement to the Termination Bonuses (as defined in section 4.1) on the same basis as the Executive would have been entitled thereto had notice of termination been given pursuant to subsection 2.2 (b) or subsection 2.2(d);

     (c) entitlement to the Incentive Options (as defined in subsection 3.5(b)) on the same basis as the Executive would have been entitled thereto had notice of termination been given pursuant to subsection 2.2(b) or subsection 2.2(d);

     (d) entitlement to the Termination Benefits (as defined in section 4.2) on the same basis as the Executive would have been entitled thereto had notice of termination been given pursuant to subsection 2.2(b) or subsection 2.2(d); and

     (e) payment of any lump sum payment required to be made by the Corporation to the Executive at the end of the Notice Period pursuant to any applicable employment legislation.

2.6 TERMINATION OF OBLIGATIONS OF THE CORPORATION - For greater certainty, notwithstanding anything to the contrary contained herein, the Executive hereby expressly acknowledges and agrees that each and every obligation of the Corporation contained in this Agreement including, without limitation, the Corporation's obligations to make any payments in the nature of salary or bonuses, and to provide any benefits shall, unless otherwise expressly provided herein, expire effective as of the last day of the Term; provided that the foregoing shall not affect the Corporation's obligation to pay all amounts owing to the Executive in respect of periods prior to the last day of the Term or the Notice Period, as the case may be or pursuant to any plan, policy or other agreement with the Corporation.

2.7 DEDUCTION OF AMOUNTS TO WHICH EXECUTIVE BECOMES ENTITLED AS A RESULT OF DISABILITY - For greater certainty, notwithstanding anything to the contrary contained herein, the Executive shall, and shall be required to account to the Corporation and the Corporation shall be entitled to withhold from any and all payments made by the Corporation to the Executive during a Notice Period relating to a termination pursuant to subsection 2.2(c), an amount equal to all amounts to which the Executive becomes entitled as a result of or in connection with his Disability from or under any disability plans maintained by the Corporation.


3.0  REMUNERATION AND BENEFITS

3.1 REMUNERATION - During the Executive's Active Employment hereunder, the salary payable to the Executive for his services hereunder shall be two hundred and fifty thousand dollars ($250,000) per annum, payable in equal monthly installments in arrears on the last business day of the month, the first of such payments to be due the last business day of the month following the month in which the Offer is completed in accordance with its terms. If the first month is a part month such equal monthly instalment will be appropriately pro-rated. There shall be deducted from all such payments all required deductions for income tax and other withholdings. On or about each anniversary date of the Executive's Active Employment hereunder, the Executive's salary will be reviewed in accordance with the policies of the Corporation, but shall not be reduced.

3.2 BENEFITS - During the Term the Executive shall be entitled to the benefits described in Schedule A hereto (the "Benefits").

3.3  RETENTION BONUS AND NON-COMPETITION PAYMENTS

     (a) Provided that, and as long as, the Executive is not in default or breach of any of his obligations pursuant to sections 5.3, 5.4 and 5.6, and no notice of termination of employment has been given to the Executive by the Corporation under, or on a basis set forth in, subsection 2.2(a) hereof, on the last business day of each of the calendar years 1997, 1998 and 1999 if the Executive is in compliance with his obligations pursuant to sections 5.3, 5.4 and 5.6 prior to and up to the time of payment, the Corporation shall pay to the Executive in equal monthly instalments, in arrears, less all required withholdings, additional compensation in the form of a retention and non-competition payment (the "R&N Payment") at the rate of two hundred thousand dollars ($200,000) per annum.

     (b) Should the Executive die while still employed by the Corporation prior to all of the R&N Payments having been made to the Executive in accordance with subsection (a) of this section 3.3 and without any notice of termination of employment having been given to the Executive by the Corporation under, or on a basis set forth in, subsection 2.2(a) hereof, the Corporation shall instead pay to the estate of the Executive within six (6) weeks of receipt of proof of death an amount equal to the aggregate of all such unpaid R&N Payments.

3.4 PERFORMANCE BONUS - Provided that the Executive is still employed by the Corporation (and provided such employment is Active Employment) on the last business day of each of the calendar years 1997, 1998 and 1999 (the "payment dates") and no notice of termination of employment has been given to the Executive by the Corporation under subsection 2.2 (a) hereof on or before a particular payment date, the Corporation shall pay to the Executive additional compensation in the form of a performance bonus (the "Performance Bonuses"), based on the increase of EBITDA (as such term is defined in Schedule B hereto) of the Corporation over the immediately proceeding fiscal year, commencing with the fiscal year ending December 31, 1997 and ending with the fiscal year ending December 31, 1999, in the following amounts:

             EBITDA GROWTH OVER                                 Bonus Amount
              Prior Fiscal Year

                     15%                        50% of Salary Amount

                     20%                        100% of Salary Amount

                 21% or more                    100% of Salary Amount plus 10% of Salary
                                                Amount for each whole percentage point of
                                                EBITDA above 20%

                   15-20%                       50% of Salary Amount plus 10% of Salary
                                                Amount for each whole percentage point of
                                                EBITDA above 15%

The parties acknowledge that EBITDA of $20 million in respect of the fiscal year ending December 31, 1997 represents growth of 20% over the prior fiscal year and will, subject to the other terms of this section 3.4, entitle the Executive to a Performance Bonus equal to 100% of the Salary Amount. For the purposes of this section 3.4, "Salary Amount" means the remuneration paid to the Executive in
respect of the fiscal year then ended pursuant to section 3.1.   Performance
Bonuses, if earned, shall be payable within 60 days of the applicable payment date. Notwithstanding anything else in this section 3.4, the Performance Bonus, if any, payable to the Executive in respect of the fiscal year ending December 31, 1997, shall be pro-rated in accordance with section 2.1 hereof.

3.5  OPTIONS

     (a) During the Executive's employment hereunder, the Executive shall be entitled to participate in CCL's Stock Option Plan on the same terms and conditions (and on a comparable basis) as such plan is made available to other senior executive officers of CCL, and shall be entitled to such benefits thereunder as the compensation committee of CCL, subject to the approval of the Board of Directors of CCL, shall determine from time to time;

     (b) In addition to the right of the Executive to participate in CCL's Stock Option Plan, the Executive shall be entitled to receive and CCL shall grant to the Executive immediately upon completion of the Offer in accordance with its terms, additional options (the "Incentive Options") to acquire 500,000 CCL Class B non-voting common shares ("Class B Shares"). The Incentive Options shall vest and be exercisable as to 100,000 Class B Shares with respect to each of the next five consecutive fiscal years commencing with the fiscal year ending December 31, 1997, if and only if EBITDA for a particular fiscal year is 20% greater than EBITDA for the prior fiscal year. The parties acknowledge that the EBITDA target for the vesting of the first 100,000 Incentive Options (for the fiscal year ending December 31, 1997) is $20 million. For greater certainty (i) the vesting of Incentive Options shall be based on EBITDA growth in a fiscal year over EBITDA for the prior fiscal year, and EBITDA for any other fiscal years shall not be relevant for such purpose; (ii) if in respect of any fiscal year EBITDA is less than 20% of EBITDA for the prior fiscal year, the 100,000 Incentive Options in respect of such year shall not vest and shall be cancelled; (iii) Incentive Options shall not vest or be exercisable but shall be cancelled if the Executive is in breach of his obligations pursuant to sections 5.3,
          5.4 or 5.6 hereunder; and (iv) Incentive Options which vest and become exercisable in accordance with this subsection 3.5(b) shall expire on the sixth anniversary of the date of the granting of the Incentive Options hereunder. The exercise price of the Incentive Options shall be equal to the simple average of the daily high and low board lot trading prices for Class B Shares on The Toronto Stock Exchange for the ten trading days commenced June 10, 1997 and ending June 23, 1997 (the "Option Price"). Notwithstanding the foregoing, any issuance of Incentive Options will occur only upon (a) compliance by CCL with the terms of Section 1.1, and by Shawn of Section 1.3, of the Qualification and Listing of Shares Agreement (the "Rights Agreement") dated June 16, 1997 between CCL and Shawn, but only insofar as such terms relate to the issuance of Class B Shares issuable upon exercise of the Incentive Options, or (b) waiver by Shawn of compliance by CCL with such terms. Notwithstanding anything else in this section 3.5, but provided that the Executive is not in breach of his obligations pursuant to sections 5.3, 5.4 and 5.6, if the employment of the Executive is terminated pursuant to subsection 2.2(b), subsection 2.2(c), subsection 2.2(d) or the Executive dies, only those Incentive Options scheduled to vest in the fiscal year in which the Executive's employment is terminated shall vest, and the remaining balance of the unvested Incentive Options shall not vest or be exercisable and shall be cancelled.

     (c) Pursuant to an option agreement made as of the 16th day of June, 1997 between the Executive and CCL, CCL has agreed to grant Shawn an irrevocable option (the "Rollover Option") to purchase from CCL 545,000 Class B Shares (the "Rollover Option Shares"). Upon exercise of the Rollover Option in the manner therein provided, CCL shall pay to the Executive forthwith an amount in cash equal to the number of Rollover Option Shares in respect of which the Rollover Option is to be exercised multiplied by the amount by which the Option Price (less Cdn. $10.35) exceeds Cdn $6.0225.

3.6 REIMBURSEMENT FOR EXPENSES - During the Executive's Active Employment hereunder, the Executive shall be reimbursed for all traveling and other out-of-pocket expenses actually and properly incurred by him in connection with his duties hereunder. For all such expenses, the Executive shall furnish to the Corporation statements and vouchers as and when reasonably required by it.

3.7 VACATION - During the Executive's Active Employment hereunder, the Executive shall be entitled to five (5) weeks vacation per calendar year, in accordance with the Corporation's policy concerning vacations for senior executives, as the same may exist from time to time. Such vacation may be taken as the Executive may from time to time reasonably decide, provided such vacation time does not materially interfere with his duties to the Corporation.

3.8 EXCHANGEABLE SHARES - Notwithstanding anything in this Agreement or in the provisions attaching to the exchangeable shares of the Corporation or Seawolf, as the case may be (the "Exchangeable Shares") to be issued to the Executive as partial consideration for the Common Shares of the Corporation to be acquired by Seawolf pursuant to the Merger, the Exchangeable Shares shall not be retractable by the Executive prior to the third anniversary of the date of issue of the Exchangeable Shares (the "Anniversary Date"); provided that if notice is given pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d) (subject to the provisions thereof), upon the death of the Executive, or if a Change of Control occurs, then the Exchangeable Shares shall thereafter be immediately retractable by the Executive (or if applicable his heirs and representatives) for Class B Shares. In the event the Executive is distributed Class B Shares upon a liquidation of the Corporation, pursuant to the provisions attaching to the Exchangeable Shares, the Executive covenants and agrees that he shall not sell, assign, transfer, encumber or otherwise dispose of any of the Class B non-voting shares ("Class B Shares") in the capital of CCL received upon such distribution prior to the Anniversary Date. All share certificates evidencing the Exchangeable Shares or, in the event of the distribution of Class B Shares pursuant to the liquidation of the Corporation, the Class B Shares received upon such distribution, shall bear a legend setting out the foregoing restrictions provided that upon the expiration of such restrictions, such shares shall be recertificated without such legend. The Executive shall use reasonable commercial efforts to conduct all permitted dispositions of Exchangeable Shares and Class B Shares in an orderly manner such that the market price of the Class B Shares shall not be unduly affected by any such disposition, and the Executive shall provide reasonable advance notice to CCL of any proposed disposition, whereupon CCL shall have the right (which right CCL shall have the right to assign to an institution, pension fund, mutual fund or similar purchaser, provided that any such assignment shall not relieve CCL from its obligations with respect to the exercise of such right, and provided that such assignment shall not delay the right or ability of the Executive to so dispose of his Class B Shares) but not the obligation, upon notice in writing to the Executive within one business day of receipt by CCL of the Executive's notice, to purchase all or part of such Class B Shares at a price per share equal to the closing price of the Class B Shares on the TSE on the trading day immediately preceding the date of notice by the Executive. Such purchase and sale shall be completed on the third business day following the date of CCL's (or its assigns) notice to the Executive. It shall be a condition, which the Executive may waive, to the right of CCL (or its assigns) to purchase all or part of such Class B Shares that the Executive receive a legal opinion that the sale of such shares to CCL (or its assigns) shall not result in tax consequences to the Executive which are materially less favourable than if the Executive were to sell such Class B Shares in the open market. If such condition is not waived by the Executive, the opinion shall be obtained at the expense of the Executive (and a copy delivered to CCL (or its assigns)) not more than ten (10) business days following the giving of notice by the Executive, in which case the time periods in which CCL (or its assigns) is required to give notice of its intention to purchase such shares, and to complete the purchase of such shares, shall not commence until receipt of such opinion by CCL (or its assigns).

4.0  EXECUTIVE'S ENTITLEMENT ON NOTICE OF TERMINATION PURSUANT TO
     SUBSECTION 2.2(B), SUBSECTION 2.2(C), SUBSECTION 2.2(D), DEATH OR
     DISABILITY

     4.1 TERMINATION PAYMENTS - Upon any notice of termination being given pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d) (and subject to the provisions thereof) provided that, and as long as, the Executive is not in default or breach of any of his obligations pursuant to sections 5.4, 5.5 and 5.7, and provided that, and as long as, no notice of termination has been given to the Executive pursuant to subsection 2.2(a), the Corporation shall continue to pay, during the Notice Period, the Executive's then current annual salary in accordance with and in the manner prescribed by section 3.1 (the "Termination Salary"); provided that the Executive shall be entitled to receive, in addition to the Termination Salary, (i) all unpaid R&N Payments, if earned in accordance with the provisions of section 3.3, payable immediately; and (ii) the Performance Bonus, if earned in accordance with the provisions of section 3.4, in respect only of the fiscal year in which notice of termination has been given pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d) (and subject to the provisions thereof), and not in respect of subsequent fiscal years, payable at such time as the Performance Bonus, if any, would have been payable pursuant to subsection 3.4 to the Executive but for notice of termination having been given pursuant to subsection 2.2
          (b), subsection 2.2(c) or subsection 2.2(d) (and subject to the provisions thereof); and provided that in no event or under any circumstances shall such Performance Bonus for such fiscal year exceed 100% of the Salary Amount. The R&N Payments and the Performance Bonuses payable pursuant to this subsection 4.1 (a) are herein referred to as the "Termination Bonuses".


4.2 BENEFITS DURING NOTICE PERIOD - Upon any notice of termination being given pursuant to subsection 2.2(b) or subsection 2.2(d) (and subject to the provisions thereof), provided that, and as long as, the Executive is not in default or breach of any of his obligations pursuant to sections 5.3, 5.4 and 5.6, and provided that, and as long as, no notice of termination has been given to the Executive pursuant to subsection 2.2(a), the Executive shall continue to be entitled to the Benefits (collectively, the "Termination Benefits") until the date of expiry of the Notice
      Period; provided that if notice of termination is given pursuant to subsection 2.2(c), the Corporation shall not be required to extend the Benefits, if comparable benefits are provided to the Executive pursuant to any disability plans maintained by the Corporation.


4.3 ENTITLEMENT ON DEATH Should the Executive die while still employed by the Corporation without any notice of termination of employment having been given to the Executive by the Corporation under, or on a basis set forth in, subsection 2.2(a) hereof, his heirs and representatives shall have no claim against the Corporation for damages or otherwise, except that the Corporation shall pay to the estate of the Executive the following:

     (a) the amount of the Executive's salary in accordance with and in the manner described in section 3.1, for the balance of the Term within six (6) weeks of proof of death;

     (b)  the unpaid R&N Payments, within six (6) weeks of proof of death; and

     (c) if the Executive died in the second half of a fiscal year, the Incentive Options and Performance Bonus in respect only of the fiscal year in which the Executive dies, provided that the entitlement to such Incentive Options and Performance Bonus shall be calculated based on the EBITDA for the first two quarters of the fiscal year (or the first three quarters, if the Executive dies after the completion of the third quarter) compared to EBITDA for the same period in the prior year.

4.4 VESTING AND EXERCISE OF STOCK OPTIONS UPON NOTICE OF TERMINATION PURSUANT TO SUBSECTION 2.2(B), SUBSECTION 2.2(C) OR SUBSECTION 2.2(D) - Upon any notice of termination being given pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d) (and subject to the provisions thereof), notwithstanding anything to the contrary contained in any Stock Option Plan of CCL in which the Executive is entitled to participate, or in any agreement or certificate between the Corporation and the Executive in respect thereof, but subject to any required regulatory approvals, all stock options (other than the Rollover Option and the Incentive Options) which would otherwise have become exercisable during the Notice Period if the Executive had not received notice of termination, shall immediately become exercisable and the Executive shall have the privilege of exercising, within twelve (12) months of the date of commencement of the Notice Period, all stock options which were exercisable and remained unexercised as at the date of commencement of the Notice Period, and which have not expired, together with all stock options which become exercisable at the commencement of the Notice Period pursuant to this section 4.3; provided that the Executive's right to exercise any such stock options shall expire at the end of such twelve
(12) month period. The vesting and exercise of the options granted to the Executive in connection with the Merger shall be governed by the terms of the agreement entered into between CCL and the Executive providing for the grant of such options, and not by this section 4.4. The vesting and exercise of Incentive Options shall be governed by subsection 3.5 (b) and not by this section 4.4.

4.5 ACCRUED BENEFITS - For greater certainty, notwithstanding anything else in this Agreement, the Executive shall be entitled on notice of termination of this Agreement to any benefits which have accrued and are payable to the Executive pursuant to and in accordance with the terms of any benefit plan or similar arrangement with the Corporation.

5.0  COVENANTS OF THE EXECUTIVE

5.1 OBLIGATION OF THE EXECUTIVE TO PROVIDE COUNSEL AND ADVICE - During any Notice Period and the Consulting Period (as hereafter defined) hereunder, the Executive covenants and agrees, upon each reasonable request by the Corporation, to make himself available to the Corporation for the purpose of providing counsel and advice, and such other consulting services as are requested from time to time, provided that the Corporation pays or reimburses the Executive for all out-of-pocket expenses incurred by him in connection with rendering such services.

5.2 ACKNOWLEDGMENT - The Executive acknowledges that the recitals to this Agreement are true and correct. In addition, the Executive acknowledges that the Corporation, its subsidiaries and affiliates have heretofore carried on and will hereafter carry on the Business and that in the course of carrying out, performing and fulfilling his responsibilities to the Corporation hereunder he has had and will continue to have access to and has been and will continue to be entrusted with the Confidential Information relating to the Business, and to any other businesses now, or during the Term or Notice Period hereof, carried on by the Corporation, its subsidiaries and affiliates, the disclosure of any of which Confidential Information to competitors of the Corporation or to the general public may be detrimental to the best interests of the Corporation. The Executive further acknowledges that in the course of performing his obligations to the Corporation hereunder he has been and will continue to be the principal representative of the Corporation and as such has been and will continue to be significantly responsible for maintaining or enhancing the goodwill of the Corporation. The Executive acknowledges and agrees that the right to maintain the confidentiality of such Confidential Information, and the right to preserve its goodwill, constitute proprietary rights which the Corporation is entitled to protect.

5.3 CONFIDENTIALITY - Accordingly, the Executive covenants and agrees with the Corporation that he will not, either during the Term or, if applicable, any Notice Period, of this Agreement, or at any time after the expiry thereof, disclose any of such Confidential Information to any person other than to the officers of the Corporation and the Board, nor shall he use the same for any purpose other than those of the Corporation; provided, however, that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of the Corporation otherwise than by a breach of this Agreement by the Executive or which the Executive is required by law to disclose pursuant to the order of any court of competent jurisdiction or a governmental regulatory agency or body, in which case he will provide the Corporation with prompt notice of such circumstance so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Corporation waives compliance with the provisions of this Agreement, he will furnish only that portion of the Confidential Information which he is advised by written opinion of counsel is legally required. The Executive will exercise his reasonable best efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information.

5.4 NON-COMPETITION - Accordingly, the Executive covenants and agrees with the Corporation that he will not, during the Term or, if applicable, any Notice Period, of this Agreement, nor at any time within a period of one (1) year after the expiry thereof (or within a period of two (2) years after the expiry thereof if such period is extended pursuant to section 5.9) (in either case, the "Consulting Period"), either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, shareholder, trustee, beneficiary, or in any other manner whatsoever whether directly or indirectly, carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, trust, company or corporation engaged in or concerned with or interested in any business which is competitive with the Business in any of the 58 counties in the State of California or in any of the thousands of cities, counties and other political subdivisions of the largest of the following geographical areas:

     (a)  Canada, the United States and Mexico; or

     (b)  Canada and the United States; or

     (c)  the United States; or

     (d)  the States of the United States west of the Mississippi River; or

     (e)  the State of California.

          And for greater certainty and without limiting the provisions of article 6, subsections 5.4(a) through 5.4(e) are each separate and distinct covenants, severable one from the other and the most restrictive of subsections 5.4(a) through 5.4(e) shall apply unless such covenant is determined to be invalid or unenforceable, in which event the next most restrictive shall apply, and so on.

5.5 PERMITTED INVESTMENTS - Nothing herein shall restrict or prevent the Executive from owning as a passive investor less than 10% of any class of securities of a corporation which is a competitor of the Corporation whose securities are trading in the public market.

5.6 NON-SOLICITATION - The Executive hereby covenants and agrees with the Corporation that he will not at any time during the Term or Notice Period of this Agreement, or at any time within one (1) year after the expiry thereof (or within a period of two (2) years after the expiry thereof if such period is extended pursuant to section 5.9), directly or indirectly, solicit or attempt to induce, procure, encourage or direct away from the Corporation any customer, supplier or employee of the Corporation.

5.7 REMEDIAL RIGHTS - Nothing contained in this article 5 shall be deemed to affect or impair the otherwise lawful rights of the Corporation to enforce its legal remedies against the Executive either during the period from the date hereof to the date the Executive ceases to be employed by the Corporation or at any time thereafter to prevent the Executive from approaching or soliciting any customer, supplier or employee of the Corporation with a view towards inducing such customer, supplier or employee to breach a contract between the Corporation and such customer, supplier or employee and to recover any damages resulting therefrom. Time shall not toll during any breach of the provisions of article 5.

5.8 RESIGNATION AS OFFICER AND DIRECTOR - The Executive covenants and agrees that upon any notice of termination being given pursuant to article 2, he shall tender his resignation from all offices then held by him in the Corporation and its subsidiaries and affiliates and if requested by the Board, he shall tender his resignation as a director of the Corporation and its subsidiaries and affiliates. Such resignations shall provide that they are to be effective as of the commencement of the Notice Period or as of such other date as may be mutually agreed to by the Executive and the Corporation. The Executive further agrees to accept such other suitable corporate senior office or position with the Corporation or with its subsidiaries and affiliates as may be determined by the Board and which is acceptable to the Executive acting reasonably.

5.9 EXTENSIONS OF COVENANTS - In addition to the R & N Payments, if any, to be made to the Executive, the Corporation shall have the right at any time during the Term or, if applicable, any Notice Period, or within one (1) year after the expiry thereof, in its sole discretion, and upon notice in writing to the Executive, to extend the periods of restriction provided for in sections 5.4 and
5.6 from one (1) year to two (2) years, and in respect of such extension the Corporation shall pay the Executive $500,000 on the first day of the second year of such period of restriction.

5.10 ACKNOWLEDGMENTS BY EXECUTIVE - The Executive hereby acknowledges and agrees that: (a) based on the Corporation's Business, business plans and prospects, the provision and restrictions in this article 5 are reasonable in the circumstances and, in particular, the duration, area and types of activities referred to therein are necessary for the protection of legitimate proprietary interests of the Corporation; (b) the Corporation presently carries on business, directly or indirectly, in the United States, Canada and Mexico; (c) without prejudice to and in addition to any other recourse or remedy which the Corporation may have, the Corporation has the right to obtain an injunction enjoining any violation of any provision of article 5; (d) any violation of any provision of article 5 will cause the Corporation irreparable harm for which monetary damages are not an adequate remedy and that an interim interlocutory and permanent injunction restraining any breach of his obligations hereunder will be necessary to protect the Corporation from irreparable harm to its legitimate business interests. In the event of any such breach, the Executive hereby waives any defences to such an injunction and consents to the immediate issuance of such an injunction to restrain such breach; and (e) nothing in this Agreement releases the Executive from any fiduciary or other obligation, duty or responsibility he may have to the Corporation under any other agreement or implied at law.

5.11 TERMS - The terms "customer" and "supplier" as used in this article 5 means those persons, who supplied or were supplied by or whose business was actively sought by the Corporation during the last eighteen (18) months of the Executive's employment by the Corporation. The term "employee" means a person employed by the Corporation or otherwise in a management position at the Corporation within the last eighteen (18) months of the Executive's employment by the Corporation.

6.0  SEVERABILITY

     If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not nor be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement. The Executive hereby agrees that all covenants and provisions contained in article 5 are reasonable, valid and necessary both as to area and duration for the protection of the Corporation's proprietary interests and the parties intend this Agreement to be enforced as written. However, if any provision, or part thereof is held to be unenforceable because of the duration thereof, the area covered thereby, or the types of activities restricted thereby, the parties agree that a Court of competent jurisdiction making such determination shall have the power to reduce the duration and/or area of such provision or types of activities restricted to the maximum duration and/or area permitted by applicable law and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

7.0 NOTICES - Any notice, direction or other instrument required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below, or telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter. Notices shall be addressed to the parties as follows:

     If to the Executive:
          Mr. Shahrokh Sedaghat
          2501 West Rosecrans Avenue
          Los Angeles, CA
          90059-3510

          Telecopier:  (310) 635-4133

     If to CCL or the Corporation
          105 Gordon Baker Road
          Willowdale, Ontario
          M2H 3P8

          Attention:  President
          Telecopier:  (416) 256-8555

     Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication. Either party hereto may change its address for notice by giving written notice thereof to the other parties hereto. Delivery of courtesy copies of notice shall not be a condition to the valid delivery of any notice, direction or other communication.

8.0  GENERAL

8.1 PREVIOUS AGREEMENTS - Any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation, are hereby terminated and canceled effective the completion of the Offer in accordance with its terms and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of such previous agreements effective the completion of the Offer in accordance with its terms.

8.2 GOVERNING LAW AND CONSENT TO JURISDICTION - THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

DELAWARE WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED HEREBY, MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO (I) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND ANY RELATED APPELLATE COURT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUBJECT, IN EACH CASE, TO ALL RIGHTS TO APPEAL SUCH DECISIONS TO THE EXTENT AVAILABLE TO THE PARTIES AND (II) IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH PARTY MAY BE MADE BY DELIVERY AT SUCH PARTY'S ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE DATE OF DELIVERY. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

8.3 ENUREMENT - The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and legal personal representatives and the Corporation and its successors and assigns.

8.4 SURVIVAL - For greater certainty, notwithstanding anything to the contrary contained herein, the provisions of sections 3.5, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10 and 8.11 and
article 6 hereof shall survive any termination of this Agreement or the Executive's employment hereunder.

8.5 WAIVER - No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

8.6 LEGAL ADVICE - The executive hereby represents and warrants to the Corporation that he has had sufficient opportunity to seek legal advice with respect to this Agreement, that he fully understands the nature and effect of this Agreement and that he is entering into it freely and voluntarily.

8.7 CURRENCY - Unless otherwise stated, all dollar amounts herein are in U.S. dollars.

8.8 WITHHOLDINGS AND DEDUCTIONS - All salary, remuneration, bonuses, and payments of any other nature whatsoever payable by the Corporation pursuant to this Agreement shall be subject to and reduced by any withholdings or deductions required to be made by law, whether for income tax or otherwise for any reason.

8.9 FURTHER ASSURANCES - Each of the parties hereto hereby covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purposes and intent of this Agreement. In particular, and without limiting the generality of the foregoing, the Executive covenants and agrees to execute all such further and other covenants as to non-competition, non-solicitation, confidentiality and non-disclosure consistent into the terms of this Agreement as may be required by the Corporation from time to time in order to protect, preserve and maintain the Confidential Information, and goodwill of the corporation, its subsidiaries and affiliates, in each and every jurisdiction in which the Corporation, its subsidiaries and affiliates carries on business.

8.10 ATTORNEY'S FEES - In the event that litigation shall be necessary to enforce, interpret or rescind the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to other relief all costs and reasonable attorney's fees incurred by the prevailing party for service before trial, on trial and on any appeal therefrom.

                                     - S1 -


8.11 PERSONS   The term "person" as used in this Agreement  includes an
individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, a joint venture, an incorporated organization, a government or a regulatory authority, agency or commission or other entity.


      IN WITNESS WHEREOF the Corporation has executed this Agreement under its corporate seal and the Executive has hereunto set his hand and seal.

                              CCL INDUSTRIES INC.


                              By: /s/ CCL INDUSTRIES INC.
                                 ----------------------------------


                              By: /s/ CCL INDUSTRIES INC.            c/s
                                 ----------------------------------


                              SEDA SPECIALTY PACKAGING CORP.


                              By: /s/ SEDA SPECIALTY PACKAGING CORP.
                                 -----------------------------------


                              By: /s/ SEDA SPECIALTY PACKAGING CORP. c/s
                                 -----------------------------------

SIGNED, SEALED AND DELIVERED )
        in the presence of   )
                             )
                             )
________________________________  )  /s/ SHAHROKH SEDAGHAT   l/s
                                    ------------------------
                             )

                                   SCHEDULE A

                            TO  EMPLOYMENT AGREEMENT


BASE SALARY                                                 $400,000

BONUS                                             UP TO 100% OF BASE

COMPANY CAR AND RELATED EXPENSES                     FORD EXPEDITION

OTHER AUTO RELATED EXPENSES                                  $20,000

ELIGIBLE FOR 401(K) PLAN PARTICIPATION                  PARTICIPATES

ELIGIBLE FOR 125 PLAN PARTICIPATION             DOES NOT PARTICIPATE

                                  SCHEDULE B
                            TO EMPLOYMENT AGREEMENT

CAPITAL LEASE: as applied to any person, any lease (however designated) of any property (whether real, personal or mixed) by such person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of the Corporation or in the notes thereto, other than, in the case of the Corporation or any of its Subsidiaries, any such lease under which the Corporation or a Subsidiary is the lessor.

CAPITAL LEASE OBLIGATION: as of any date, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee or in the notes thereto in respect of such Capital Lease.

CONSOLIDATED NET INCOME: of the Corporation for any fiscal year, the net income (or deficit) of the Corporation for such period (taken as a cumulative whole), as determined in accordance with GAAP, after deducting, without duplication, operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all offsetting debits and credits between the Corporation and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Corporation and its Subsidiaries in accordance with GAAP and after deducting portions of income properly attributable to outside minority interests, if any, in the stock (or its equivalent) and surplus of any such Subsidiary, provided, however, that there shall in any event be excluded from Consolidated Net Income the following:

          (a) the income (or loss) of any other person accrued prior to the date it becomes a Subsidiary of the Corporation or is merged into or consolidated with the Corporation or any Subsidiary of the Corporation;

          (b) the income (or loss) of any person in which the Corporation or any Subsidiary of the Corporation has an ownership interest (other than a Subsidiary of the Corporation), except to the extent that such income has been actually received by the Corporation or such Subsidiary in the form of cash dividends or similar distributions;

          (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

          (d) any aggregate net income (but not any aggregate net loss) during such period arising from the sale, exchange or other distribution of capital assets;

          (e) any income resulting from any write-up of any assets;

          (f) any gain or loss arising from the acquisition of any securities, or the extinguishment of any Debt of the Corporation or any of its Subsidiaries or the termination of an employee benefit plan; and

          (g) the net proceeds of any life insurance policy.

DEBT:  as applied to any person, as of any date (without duplication):

          (a) all obligations of such person evidenced by bonds, debentures, notes, drafts or similar instruments and all obligations of such person for borrowed money (whether or not so evidenced);

          (b) all obligations of such person for all or any part of the deferred purchase price of property or services or for the cost of property constructed or of improvements thereon, other than trade payables and accrued liability incurred in respect of property purchased or services provided in the ordinary course of business or which are being contested in good faith by appropriate proceedings and are not required to be classified on such person's balance sheet, in accordance with GAAP, as debt;

          (c) all obligations secured by any Lien on or payable out of the proceeds of production from property owned or held by such person even though such person has not assumed or become liable for the payment of such obligation;

          (d) all Capital Lease Obligations of such person;

          (e) all obligations of such person, contingent or otherwise, in respect of any letter of credit facilities, bankers' acceptance facilities or other similar credit facilities other than any such obligation which relates to an underlying obligation which otherwise constitutes Debt of such person hereunder or a current account payable of such person incurred in the ordinary course of business;

          (f) all Redeemable Preferred Stock issued by such person;

          (g) all obligations of such person upon which interest payments are customarily made; and

          (h) all Guarantees by such person of or with respect to obligations of the character referred to in the foregoing subdivisions (a) through (g) of another person;

          provided, however, that in determining the Debt of any person, (i) all liabilities for which such person is jointly and severally liable with one or more other persons (including, without limitation, all liabilities of any partnership or joint venture of which such person is a general partner or co-venturer) shall be included at the full amount thereof without regard to any right such person may have against any such other persons for contribution or indemnity, and (ii) no effect shall be given to deposits, trust arrangements or similar arrangements which, in accordance with GAAP, extinguish Debt for which such person remains legally liable.

EBITDA: of the Corporation for any fiscal year, the sum of (a) Consolidated Net Income of the Corporation for such period, plus (b) the sum of the following amounts for the Corporation and its Subsidiaries to the extent deducted in determining such Consolidated Net Income for such period: (i) Interest Charges,
(ii) federal, state and local income taxes, (iii) depreciation and (iv) amortization. The EBITDA targets set out in the agreement to which this Schedule is attached are based on the capital expenditure budget for the fiscal year ending December 31, 1997 of $15.1 million. To the extent capital expenditures in any fiscal year exceed $15.1 million, there will be an appropriate increase in the targeted EBITDA. In addition, the targeted EBITDA for any fiscal year will be adjusted in an equitable fashion to take into account the effect on EBITDA of any acquisition made by the Corporation or any reorganization of the Corporation with CCL Industries Inc. ("CCL") or any division or subsidiary thereof. EBITDA shall be calculated after giving effect to any incentive based compensation paid or payable to any employee of the Corporation including Shawn Sedaghat. EBITDA shall not be reduced by costs and expenses incurred in connection with acquisitions or dispositions by the Corporation. If there is a dispute between the Executive and the Corporation with respect to the calculation of EBITDA, the audit committee of CCL shall, subject only to a right of appeal from the decision of the audit committee, within ten business days of such decision, to the Chairman of CCL who shall consider such appeal in good faith and whose decision shall be final, binding and unappealable, make a determination of all such disputed matters. The Executive and the Corporation shall have the right to make representations to the audit committee of CCL in respect of a dispute with respect to the calculation of EBITDA. The Executive shall have twenty business days from the date of notice to the Executive of the Corporation's calculation of EBITDA to dispute such calculation by referring such dispute to the audit committee, and if the Executive does not dispute such calculation and refer such dispute to the audit committee within such period, he shall have no right to do so thereafter.

GAAP: generally accepted accounting principles as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board as at the date hereof.

GUARANTEE: as applied to any person, any direct or indirect liability, contingent or otherwise, of such person with respect to any indebtedness, lease, dividend or other obligation of any other, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse (including receivables) by such person, or in respect of which such person is otherwise in any manner directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such person through any agreement (contingent or otherwise) to (a) purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to (b) maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to (c) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. For purposes of all computations made under this agreement the amount of any Guarantee shall be equal to the amount of the obligation guaranteed or, if not stated or determined, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

INTEREST CHARGES: of the Corporation for any fiscal year, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Corporation and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Corporation and it Subsidiaries in accordance with
GAAP): (a) all interest in respect of Debt of the Corporation and its Subsidiaries (including imputed interest on Capital Lease Obligations), deducted in determining Consolidated Net Income of the Corporation for such period, (b) all dividends in respect of Redeemable Preferred Stock payable during such period, and (c) all imputed interest associated with the amount of any debt discount and expense amortized or required to be amortized in the determination of such Consolidated Net Income for such period.

LIEN: as to any person, any mortgage, lien (statutory or other), pledge, assignment, hypothecation, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such person under any conditional sale, trust receipt or other title retention agreement or Capital Lease with respect to, any property or asset of such person, or the signing or filing of a financing statement which names such person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement which names such person as debtor. The term "Lien" shall not include any encumbrance which is deemed to exist in respect of any property or asset of any person solely as a result of an agreement entered into by such person not to subject all or any part of such person's property or assets to a Lien. For purposes of this agreement, a person shall be deemed to be the owner of any property which it has placed in trust for the benefit of holders of Debt of such person which Debt is deemed to be extinguished under GAAP but for which such person remains legally liable, and such trust shall be deemed to be a Lien.

REDEEMABLE PREFERRED STOCK: any class of preferred stock of the Corporation which by its terms has any of the following characteristics: (i) it is redeemable at a fixed or determinable date or dates, whether by operation or a sinking fund or otherwise, (ii) it is redeemable at the option of the holder, or
(iii) it has conditions for redemption which are not solely within the control of the Corporation, such as stock which must be redeemed out of future earnings.

SUBSIDIARY: means a subsidiary under GAAP. Unless otherwise specified, any reference to a Subsidiary is intended as a reference to a Subsidiary of the Corporation.

VOTING STOCK: as to any corporation, association, partnership, trust, joint venture or other entity, capital stock (or equivalent ownership interests) the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions) of such corporation, association, partnership, trust, joint venture or entity involved.